Exhibit 99.1

February 15, 2005

National Financial Partners Announces Fourth Quarter and Full Year 2004 Results

Highlights:

•	Revenue increased 45% to $203.5 million in the quarter and 38% to $639.5 million for the full year

•	Net income increased 24% to $12.0 million in the quarter and 71% to $40.1 million for the full year

•	Net income per diluted share increased 19% to $0.32 in the quarter and 49% to $1.10 for the full year

•	Cash earnings increased 31% to $20.6 million in the quarter and 30% to $71.1 million for the full year

•	Cash earnings per diluted share increased 27% to $0.56 in the quarter and 13% to $1.94 for the full year

•	“Same store” revenue grew 21.0% in the quarter and 16.2% for the full year

•	18 acquisitions were completed in 2004 representing $17.3 million of “base earnings” (see Acquisitions) and 10 acquisitions announced year-to-date representing $7.6 million of base earnings

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 45% increase in revenue to $203.5 million for the fourth quarter of 2004 from $140.0 million in the fourth quarter of 2003. Net income increased 24% to $12.0 million, or $0.32 per diluted share, in the fourth quarter of 2004, from $9.7 million, or $0.27 per diluted share, in the fourth quarter of 2003. Cash earnings increased 31% to $20.6 million in the fourth quarter of 2004, from $15.7 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.56, an increase of 27% from $0.44 in the fourth quarter of 2003. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from revenue growth reflecting the impact of recent acquisitions, as well as continued strong internal growth and a lower effective tax rate. These factors were offset by higher general and administrative expenses (“G&A”) related primarily to implementing compliance with the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and other corporate initiatives.

For the full year 2004, revenue grew 38% to $639.5 million. Net income increased 71% to $40.1 million and net income per diluted share increased 49% to $1.10 during the year. Cash earnings grew 30% to $71.1 million while Cash EPS increased 13% to $1.94 in the full year.

“We are pleased with the continued success of our firms, which is a result of focusing on serving the needs of their clients. Our firms’ accomplishments are reflected in NFP’s strong revenue and earnings growth,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Ms. Bibliowicz continued, “The revenue growth achieved in 2004 from both same store revenue growth and acquisitions helped us accomplish record earnings growth while absorbing all of the costs of operating as a public company – including greater than expected expenses related to new accounting and corporate initiatives. Despite these expenses, Cash EPS grew 27% in the quarter, above our long-term goal of 20%.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with 150 owned firms and over 200 affiliated firms. Understanding the Company’s acquisitions is key to understanding its operating results.

Full year 2004: In aggregate, the Company completed 18 acquisitions (including three sub-acquisitions) with aggregate base earnings of $17.3 million. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition.) These 18 firms generated revenue of approximately $70.5 million in 2003, the most recent full year prior to acquisition, and contributed approximately $30.9 million and $79.5 million to the Company’s fourth quarter 2004 and full-year revenue, respectively. The Company paid the aggregate acquisition consideration in a combination of $60.4 million in cash and approximately 1,151,600 shares of common stock.

January 1, 2005 through February 15, 2005: From January 1, 2005 through February 15, 2005, the Company acquired nine firms and signed a definitive agreement to acquire a tenth. In total, these ten firms generated approximately $30.6 million in revenue in 2004, prior to acquisition by NFP. For seven of the acquisitions, the Company paid or agreed to pay $26.5 million in cash and issue approximately 366,000 shares of common stock. These transactions are consistent with the structure and economics of the Company’s prior acquisitions. The remaining three transactions were sub-acquisitions in which the Company’s share of the purchase price was approximately $2.6 million in cash and the issuance of approximately 9,000 shares of common stock. One of the sub-acquisitions operates in the property and casualty business. The ten acquisitions represent base earnings of $7.6 million.

Ms. Bibliowicz commented, “On the acquisition front, we had a successful year with more than $17 million of base earnings acquired in 2004 and a strong start to 2005. Independent producers continue to see the benefits of growing with NFP.”

Fourth Quarter Results

Revenue increased $63.5 million, or 45%, to $203.5 million in the fourth quarter of 2004. Components of the increase included “same store” revenue growth of $24.3 million, or 21%, to $140.0 million; revenue growth of $11.3 million, or 41%, to $39.2 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $30.9 million of revenue from newly acquired firms (these firms are not included in the calculation of “same store” revenue growth); less revenue from disposed firms.

Net income was $12.0 million in the fourth quarter of 2004, or $0.32 per diluted share, up from $9.7 million, or $0.27 per diluted share in the prior year period. The increase was primarily a result of the continued growth of existing firms, the acquisition of new firms and a decrease in the estimated effective tax rate to 47% in the 2004 quarter from 49% in fourth quarter of 2003. The increase was partially offset by an increase in management fees, including earned incentives, and higher G&A. Cash earnings were $20.6 million, up 31% from $15.7 million in the fourth quarter of 2003. Cash EPS was $0.56, up 27% from $0.44 in the fourth quarter of 2003.

Gross margin was $44.4 million in the fourth quarter of 2004, an increase of $10.5 million over the prior year period. Gross margin as a percentage of revenue in the fourth quarter of 2004 was 21.8% compared with 24.2% in the prior period. This decrease resulted primarily from higher management fees as a percentage of revenue from an accrual of $5.1 million of management fees under the Company’s ongoing incentive program, compared with $2.3 million in the prior year period. The increase in earned incentives is directly attributable to the earnings growth of the Company’s founding firms in 2004 allowing them to reach higher incentive levels. These programs reward principals of acquired firms for achieving certain rates of earnings growth measured in successive three-year periods, after their initial three-year incentive or contingent consideration periods expire. Management fee percentage increased to 56.9% in the fourth quarter of 2004 compared with 48.9% in the prior year period. (The Company defines management fee percentage as management fees as a percentage of gross margin before management fees.)

G&A increased 51% to $11.9 million in the fourth quarter of 2004 from $7.9 million in the year-ago period. As a percentage of revenue, G&A was 5.8% in the fourth quarter of 2004 and 5.6% in the fourth quarter of 2003. The increase in G&A resulted primarily from costs associated with the implementation of Sarbanes-Oxley and other corporate initiatives. In the fourth quarter, expenses associated with Sarbanes-Oxley compliance totaled approximately $2.3 million. In addition, the Company incurred expenses of $0.8 million related to a reserve for notes receivable related primarily to two previously disposed firms and severance expense.

The Company incurred interest and other expense of $1.1 million in the fourth quarter of 2004, including a $0.8 million write-off of leasehold improvements related to its relocation to a more cost effective office space.

The estimated effective tax rate in the fourth quarter of 2004 was 47% compared with 49% in the 2003 period. The effective tax rate for the full year 2004 was 44% compared with 50% for 2003. The decline in the expected tax rate in 2004 resulted from benefits obtained through state tax planning initiatives commenced during the year.

Full-Year Results

Revenue increased $175.1 million, or 38%, to $639.5 million in 2004. Components of the increase included “same store” revenue growth of $60.8 million, or 16.2%, to $437.4 million; revenue growth of $34.2 million, or 36%, to $128.2 million from NFPISI and NFPSI; and $87.9 million of revenue from newly acquired firms (these firms are not included in the calculation of “same store” revenue growth); less revenue from disposed firms.

Net income was $40.1 million in 2004, or $1.10 per diluted share, up from $23.5 million, or $0.74 per diluted share in the prior year period. The increase was primarily a result of the continued growth of existing firms, the acquisition of new firms and a decrease in the estimated effective tax rate to 44% for 2004 from 50% in 2003. The increase was partially offset by an increase in management fees, including earned incentives, and higher G&A. Cash earnings were $71.1 million, up 30% from $54.6 million in 2003. Cash EPS was $1.94, up 13% from $1.72 in 2003.

Gross margin was $140.4 million in 2004, an increase of $32.3 million over 2003. Gross margin as a percentage of revenue in 2004 was 22.0% compared with 23.3% in the prior period. This decrease resulted primarily from higher management fees as a percentage of revenue from an accrual of $9.3 million of management fees under the Company’s ongoing incentive program in 2004, compared with $2.4 million in the prior-year period. Management percentage increased to 50.8% in 2004 compared with 46.6% in the prior year period.

G&A increased 35% to $35.4 million in 2004 from $26.2 million in 2003. As a percentage of revenue, G&A was 5.5% in 2004 and 5.7% in 2003. The increase in G&A resulted primarily from costs associated with the implementation of Sarbanes-Oxley and other corporate initiatives. In 2004, expenses associated with Sarbanes-Oxley compliance totaled approximately $3.8 million. In addition, the Company incurred one-time expenses of $1.0 million related to a reserve for notes receivable related primarily to two previously unwound firms and severance.

The Company incurred interest and other expense of $2.8 million in 2004, including $1.1 million related to the write-off of leasehold.

Legal and Regulatory Matters

As previously disclosed, several of the Company’s subsidiaries have received subpoenas and other informational requests from governmental authorities seeking information regarding compensation arrangements, bid rigging and related matters. These appear to be similar to those received by other insurance intermediaries in their respective states. Based on the review conducted by the Company to respond to these inquiries, the Company is not aware of any bid rigging or related illegal conduct. Given the current regulatory environment and the number of the Company’s subsidiaries operating in local markets throughout the country, it is possible that additional subpoenas or other inquiries will be received. The Company has and will continue to cooperate fully with all governmental agencies.

In addition, the Company, along with over twenty other unrelated insurance brokers and insurers, is a defendant in three putative class actions filed by alleged policyholders. Two of these actions were filed in the Northern District of Illinois and one was filed in the Northern District of California. These actions assert, on behalf of a class of persons who purchased insurance through the broker defendants, claims arising from the conduct alleged in the New York Attorney General’s civil complaint against Marsh Inc. and Marsh & McLennan Companies, Inc. The Company disputes the allegations in these actions and intends to defend the actions vigorously. Additional complaints may be filed against the Company in various courts alleging claims arising from the conduct alleged in the New York Attorney General’s complaint. The Company’s ultimate liability, if any, in the pending and possible future suits is uncertain and subject to contingencies that are not yet known.

In addition to the review conducted by the Company to respond to the governmental authorities, the Company has undertaken an internal review of the policies and practices of its insurance operations in light of current industry developments. This review is being conducted under the supervision of outside counsel and includes an examination of the Company’s client disclosure practices, bidding procedures and contingent compensation arrangements. Based upon the review conducted thus far, neither the Company nor outside counsel has discovered any evidence of bid rigging, fictitious or inflated quotes or related matters.

Earnings Conference Call

The Company will conduct its fourth quarter 2004 earnings conference call and audio webcast on Wednesday, February 16, 2005, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-2704 (when prompted, callers should enter the access code 19447304). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 33421788. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings is defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,500 producers in 41 states and Puerto Rico consisting of 150 firms and over 200 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will,” “will work” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (3) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including elimination or modification of the federal estate tax, (4) changes in premiums and commission rates, (5) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies, (6) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal investigations of business practices, (7) changes in interest rates or general economic conditions, and (8) other factors described in NFP’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:

Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenue:
Commissions and fees	$203,549	$139,998	$639,472	$464,426

Cost of Services:
Commissions and fees	44,723	31,487	163,781	111,625
Operating expenses	55,740	42,172	190,192	150,280
Management fees	58,667	32,445	145,073	94,372

Total cost of services	159,130	106,104	499,046	356,277

Gross margin	44,419	33,894	140,426	108,149

Corporate and other expenses:
General and administrative	11,928	7,886	35,409	26,262
Stock-based compensation	654	154	1,440	199
Amortization of intangibles	5,071	4,259	19,550	16,461
Impairment of goodwill and intangible assets	1,621	—	4,791	9,932
Depreciation	1,954	1,689	6,658	4,748
Loss (gain) on sale of subsidiaries	—	716	(145)	1,754

Total corporate and other expenses	21,228	14,704	67,703	59,356

Income from operations	23,191	19,190	72,723	48,793
Net interest and other	(615)	(108)	(616)	(1,954)

Income before income taxes	22,576	19,082	72,107	46,839
Income tax expense	10,592	9,351	31,965	23,338

Net income	$11,984	$9,731	$40,142	$23,501

Earnings per share:
Basic	$0.35	$0.30	$1.19	$0.81

Diluted	$0.32	$0.27	$1.10	$0.74

Weighted average shares outstanding:
Basic	34,161	32,258	33,688	29,021

Diluted	37,042	35,931	36,640	31,725

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Total revenue	$203,549	$139,998	$639,472	$464,426
Cost of services (excludes management fees):
Commissions and fees	44,723	31,487	163,781	111,625
Operating expenses	55,740	42,172	190,192	150,280

Gross margin before management fees	103,086	66,339	285,499	202,521
Management fees	58,667	32,445	145,073	94,372

Gross margin	$44,419	$33,894	$140,426	$108,149

Gross margin as percentage of total revenue	21.8%	24.2%	22.0%	23.3%
Gross margin before management fees as percentage of total revenue	50.6%	47.4%	44.6%	43.6%
Management fee percentage(1)	56.9%	48.9%	50.8%	46.6%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
GAAP Net Income	$11,984	$9,731	$40,142	$23,501
Amortization of intangibles	5,071	4,259	19,550	16,461
Depreciation	1,954	1,689	6,658	4,748
Impairment of goodwill and intangible assets	1,621	—	4,791	9,932

Cash Earnings	$20,630	$15,679	$71,141	$54,642

GAAP Net Income per share - diluted	$0.32	$0.27	$1.10	$0.74
Amortization of intangibles	0.14	0.12	0.53	0.52
Depreciation	0.05	0.05	0.18	0.15
Impairment of goodwill and intangible assets	0.04	—	0.13	0.31

Cash Earnings per share - diluted(2)	$0.56	$0.44	$1.94	$1.72

(1)	Management fees as a percentage of gross margin before management fees.

(2)	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$83,103	$71,244
Securities purchased under resale agreements in premium trust accounts	53,692	41,317
Current receivables	69,721	50,137
Other current assets	23,175	14,172

Total current assets	229,691	176,870
Intangibles, net	273,207	232,665
Goodwill, net	281,212	218,002
Deferred tax assets	17,937	21,802
Other non-current assets	24,413	22,216

Total assets	$826,460	$671,555

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$51,043	$39,597
Other current liabilities	134,193	76,443

Total current liabilities	185,236	116,040
Deferred tax liabilities	86,623	81,278
Other non-current liabilities	8,329	8,965

Total liabilities	280,188	206,283

STOCKHOLDERS’ EQUITY
Common stock	3,530	3,313
Additional paid-in capital	533,825	476,633
Retained earnings	30,000	4,159
Treasury stock	(21,083)	(18,833)

Total stockholders’ equity	546,272	465,272

Total liabilities and stockholders’ equity	$826,460	$671,555